Exhibit 6.1

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT, dated as of August 15, 2022 (this “Agreement”), is by and between Nuvus Gro Corp., a Delaware corporation (“NUVG”), Pro Music Rights, Inc., a Delaware corporation (“Pro Music”) and Jake Noch, Vito Roppo, Paul Ring, Rodrigo Di Federico and James R. Chillemi (“the “Shareholders”).

WITNESSETH:

WHEREAS, the Shareholders are the owners of 1,409,500,000 shares of common stock, $0.00001 par value per share (the “Shares”), of Pro Music, including 909,500,000 shares of class a common stock and 500,000,000 shares of class b common stock, which represent all of the issued and outstanding shares of common stock of Pro Music;

WHEREAS, the Shareholders desire to exchange the Shares for 3,500,000,000 shares of common stock, $0.001 par value per share, of NUVG (“NUVG Common Stock”);

WHEREAS, the respective Boards of  Directors of Pro Music and NUVG deem it advisable and in the best interests of Pro Music and NUVG, respectively, and their respective shareholders, to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth herein;

WHEREAS, it is the parties mutual intent that the exchange of the Shares contemplated by this Agreement be part of plan of reorganization under Section 368 of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein and in reliance upon the undertakings, representations, warranties and indemnities contained herein, NUVG, Pro Music and the Shareholders hereby agree as follows:

ARTICLE 1

EXCHANGE OF SHARES; CLOSING

Section 1.1 Sale of Shares. Subject to the terms and conditions herein stated, the Shareholders agree at the Closing to exchange with full title guarantee, transfer, assign and deliver to NUVG, and NUVG agrees to acquire from the Shareholders, the Shares, free and clear of any and all liens.

Section 1.2 Consideration. In consideration for its acquisition of the Shares, NUVG agrees at the Closing to issue and deliver an aggregate of 3,500,000,000 shares of NUVG Common Stock (the “New Shares”) to the Shareholders, to be allocated among the Shareholders in accordance with Schedule I attached hereto.

Section 1.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution and delivery hereof at the offices of NUVG or such other place as the parties may agree.

Section 1.4 Deliveries at Closing. At the Closing:

(a) NUVG shall deliver to the Shareholders:

(i) book entry statements, registered in their individual names in accordance with the allocation set forth on Schedule I, representing the New Shares; and

(ii) resolutions of NUVG’ board of directors, certified by the Secretary of NUVG, authorizing this Agreement and the transactions contemplated hereby;

(b) the Shareholders and Pro Music shall deliver to NUVG:

(i) letter addressed to Computershare, the transfer agent for Pro Music, directing Computershare to transfer all outstanding common stock to NUVG; and

(ii) resolutions of Pro Music’s board of directors and shareholders, certified by the Secretary of Pro Music, authorizing this Agreement and the transactions contemplated hereby;

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF PRO MUSIC AND THE STOCKHOLDERS

The Shareholders and Pro Music represent and warrant to NUVG as of the date hereof as follows:

Section 2.1 Organization.

Pro Music is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and carry on its business as now being conducted. Unless the context otherwise requires, Pro Music and its subsidiaries are collectively referred to as “Pro Music”.

Section 2.2 Capitalization. As of the date of this Agreement, the authorized capital stock of Pro Music consists of 1,000,000,000 shares of class a common stock, $0.00001 par value per share, of which 909,500,000 shares of class a common stock are outstanding, 500,000,000 shares of class b common stock, $0.00001 par value per share, of which 500,000,000 shares of class b common stock are outstanding and 50,000,000 shares of preferred stock, $0.00001 par value per share, of which no shares are issued and outstanding.

Section 2.3 Ownership.

The Shareholders are the sole record and beneficial owners of the Shares in the amounts set forth in Schedule I attached hereto. The Shareholders have good and marketable title to the Shares and the absolute right to deliver the Shares in accordance with the terms of this Agreement, free and clear of all Liens. The transfer of the Shares to NUVG in accordance with the terms of this Agreement transfers good and marketable title to the Shares to NUVG free and clear of all liens, restrictions, rights, options and claims of every kind.

Section 2.4 Authority; Enforceability. The Shareholders have full legal capacity, and Pro Music has full legal right, power and authority, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Pro Music and the Shareholders and constitutes, and each other agreement, instrument or documents executed or to be executed by Pro Music and the Shareholders in connection with the transactions contemplated hereby has been duly authorized, executed and delivered by Pro Music and the Shareholders and constitutes a valid and legally binding obligation of Pro Music and the Shareholders enforceable against Pro Music and the Shareholders in accordance with their respective terms, except as (a) enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium or similar laws from time to time in effect affecting creditors’ rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 2.5 Third Party Consents. No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery of this Agreement or the consummation by Pro Music of any of the transactions contemplated hereby.

Section 2.6 Title to Assets. Pro Music, and each of its subsidiaries has good and marketable title to all of its assets, and such assets will be free and clear of all liens, charges, security interests or other encumbrances except liens for current taxes not yet due and liens incurred in the ordinary course of business.

Section 2.7 Condition of Assets. Pro Music’s assets have been maintained for their respective intended purposes in the ordinary course of business and are in good condition and repair except for ordinary wear and tear; and the facilities leased in connection with Pro Music’s business operations have been maintained in the ordinary course and no material expenditures are presently required for the repair and maintenance thereof.

Section 2.8 Books and Records. Except with respect to taxes not yet assessed, the underlying books and records of Pro Music reflect all of the debts, liabilities and obligations of any nature (whether absolute, accrued or otherwise, and whether due or to become due) of Pro Music at the dates thereof. Pro Music has not given any guarantees of the obligations of any other person or entity.

Section 2.9 Litigation. There is no litigation, action, suit or other proceeding pending or, to the best of Pro Music ‘s knowledge, any material litigation, action, suit or other proceeding threatened against Pro Music relating to the business or the assets of Pro Music, or which could adversely affect the transactions contemplated by this Agreement other than in the ordinary course of business.

Section 2.10 Taxes. Pro Music and each of the Subsidiaries has duly filed all tax reports and returns (federal, state and local income, corporate, franchise and other) required by it to be filed. These returns and reports are true and correct in all material respects and all taxes due pursuant thereto have been paid. Copies of all such tax returns have been provided to NUVG. Pro Music has not received notice of any tax deficiency outstanding, proposed or assessed against it, nor has it executed any waiver of any statute of limitations on the assessment or collection of any tax. There are no tax liens upon, pending against, or to the best knowledge of Pro Music, threatened against any of the assets of Pro Music. Pro Music is current in its payment obligations for workers compensation and disability insurance, withholding and payroll taxes and other required payments in respect of its employees.

Section 2.11 Compliance with Laws. The business of Pro Music is in compliance in all material respects with all laws, federal, state or local, and all provisions of all rules, and regulations of any federal agency, authority, board, commission, or the like, or any state or local government, or any authority, agency, board, commission, or the like having jurisdiction over such business; including those relating to environmental laws and regulations. Pro Music possesses all material licenses, permits and governmental approvals and authorizations which are required to own its assets and conduct its business as heretofore conducted.

Section 2.12 Material Agreements. All such material contracts, leases and agreements permit the transactions contemplated by this Agreement without the consent of any other party, or, if such consent is required, the consent has been obtained. All such material contracts, leases and agreements are in full force and binding upon the parties thereto, and no party thereto is in material default of any such agreements.

Section 2.13 Officers and Directors. Jake Noch, Paul Ring and Silvio Harris are the executive officers of Pro Music and Jake Noch, James Chillemi and Jimmie Bailey are the directors of Pro Music.

Section 2.14 Charter. True and correct copies of all of its minute and stock record books and certificate of incorporation and bylaws have been delivered to NUVG.

Section 2.15 Insurance. All policies of fire, liability and other forms of insurance held by Pro Music are deemed by Pro Music to be sufficient, and valid policies, in such amounts; will be outstanding and duly in force on the Closing Date.

Section 2.16 Guarantees. Neither Pro Music nor any of its subsidiaries is liable for and/or has guaranteed the obligations of any person or entity other than the obligations of a subsidiary nor is Pro Music or any such subsidiary a party to any agreement to do so.

Section 2.17 Accuracy; Survival. The representations, warranties and statements of Pro Music contained in this Agreement or any Exhibit hereto, or in any Certificate delivered by Pro Music pursuant to this Agreement, are true and correct in all material respects and do not omit to state a material fact necessary in order to make the representations, warranties or statements contained herein or therein not misleading. All such representations, warranties and statements shall survive the Closing (and none shall merge into any instrument of conveyance), regardless of any investigation or lack of investigation by either of the parries to this Agreement.

Section 2.18 No Conflict. Neither the execution and the delivery of this Agreement by the Shareholders, nor the consummation of the transactions contemplated hereby (a) violate, conflict with, or result in a breach of any provisions of, (b) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (c) result in the termination of or accelerate the performance required by, (d) result in the creation of any Lien upon the Shares under any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Pro Music or, to any material extent, under the terms and conditions of any note, bond, mortgage, indenture, deed of trust, lease, license, loan agreement or other instrument or obligation to or by which either Pro Music or the Shareholders or any of their assets are bound, or (e) to any material extent, violate any Applicable Law binding upon either Pro Music or the Shareholders or any of their assets.

Section 2.19. Investment Representation. Each of the Shareholders acknowledges that the Shares are restricted securities, that such Shareholder is acquiring the Shares for his or her own account with the present intention of holding the Shares for purposes of investment and not with a view to their distribution within the meaning of the Securities Act of 1933, as amended and that the Shares will bear a legend to such effect. Each of the Shareholders represents that it is an accredited investor as such term is defined under the Securities Act of 1933, as amended. Each of the Shareholders has relied solely on his or her independent investigation in making the decision to purchase the Shares. Each of the Shareholder’s determination to purchase the Shares was made independent of, and was not affected by, any statements or opinions (or the lack thereof) regarding the advisability of the purchase or as to the properties, business, prospects or condition of NUVG (financial or other) which may have been made or given by NUVG or its shareholders.

Section 2.20 No Other Representations or Warranties. Except as set forth above in this Section 2, no other representations or warranties of any kind, express or implied, are made in this Agreement by Pro Music or the Shareholders to NUVG.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF NUVG

NUVG represents and warrants to Pro Music and the Shareholders as of the date hereof as follows:

Section 3.1 Organization. NUVG is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has all requisite corporate power and authority to own its properties and carry on its business as now being conducted.

Section 3.2 Capitalization. As of the date of this Agreement, the authorized capital stock of NUVG consists of 5,000,000,000 shares of common stock, $0.001 par value per share, of which 66,945,290 shares are issued and outstanding, and 100,000,000 shares of preferred stock, $0.001 par value per share, of which 273,666 shares of common stock are validly issued and outstanding.

Section 3.3 Authority; Enforceability. NUVG has the requisite corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of NUVG and no other corporate proceedings on the part of NUVG are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by NUVG and constitutes a valid and binding obligation of NUVG, enforceable against NUVG in accordance with its terms, except as (a) enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium or similar laws from time to time in effect affecting creditors’ rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 3.4 Third Party Consents. No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery of this Agreement or the consummation by NUVG of any of the transactions contemplated hereby.

Section 3.5 NUVG Common Stock. All shares of NUVG Common Stock to be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and non-assessable.

Section 3.6 No Other Representations or Warranties. Except as set forth above in this Section 3, no other representations or warranties, express or implied, are made in this Agreement by NUVG to Pro Music and the Shareholders.

ARTICLE 4

MISCELLANEOUS

Section 4.1 Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and shall not be limited or affected by any investigation by or on behalf of any party hereto.

Section 4.2. Further Assurances. Each of NUVG, Pro Music and the Shareholders will use its, his or her, as the case may be, best efforts to take all action and to do all things necessary, proper or advisable on order to consummate and make effective the transactions contemplated by this Agreement.

Section 4.3 Notices. All notices hereunder must be in writing and shall be deemed to have been given upon receipt of delivery by: (a) personal delivery to the designated individual, (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service (against a receipt therefor) or (d) facsimile transmission with confirmation of receipt. All such notices must be addressed to the address of such party on record.

Section 4.4 Headings; Gender. When a reference is made in this Agreement to a section, exhibit or schedule, such reference shall be to a section, exhibit or schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural and vice versa, whenever and as often as may be appropriate.

Section 4.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents, exhibits and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements, and understandings and communications, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 4.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada without regard to any applicable principles of conflicts of law.

Section 4.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.

Section 4.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party.

Section 4.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same document.

Section 4.10 Amendment and Modification. This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto.

Section 4.11 Brokers. NUVG and Pro Music agree to indemnify, defend and hold harmless each other from and against any liability or expense arising out of any claim asserted by any third party for brokerage or finder’s fees or agent’s commissions, based on an allegation that the other impliedly or expressly engaged such claimant as a finder, broker or agent, or brought such claimant into the negotiations between Pro Music and NUVG.

Section 4.12 Fees and Expenses. Except as otherwise expressly provided in this Agreement or assumed by NUVG in writing; attorneys’ fees, accounting fees and all other fees for professional services incurred by each party in effectuating the transactions contemplated by this Agreement shall be paid by the party which incurred such fees. Except as otherwise expressly provided in this Agreement, NUVG and Pro Music shall each bear its own expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement whether or not such transactions shall be consummated.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed themselves or by their respective duly authorized officers as of the date first written above.

NUVUS GRO CORP.		Pro Music Rights, Inc.

By:		By:
Name:	Jake Noch	Name:	Jake Noch
Title:	CEO	Title:	CEO

SHAREHOLDERS:

Jake Noch	Vito Roppo

Paul Ring	Rodrigo Di Federico

James R. Chillemi

Schedule I

Name	Pro Music Class A Common Stock Owned	Pro Music Class B Common Stock Owned	New Shares of NUVG to be Issued
Jake Noch	900,000,000	500,000,000	3,476,410,075
Vito Roppo	5,000,000	--	12,415,750
Paul Ring	500,000	--	1,241,575
Rodrigo Di Federico	3,500,000	--	8,691,025
James R. Chillemi	500,000	--	1,241,575
Total	909,500,000	500,000,000	3,500,000,000